Exhibit 99.1

Contact:	James H. Foglesong
Phone:	(219) 873-2608 or
Mark E. Secor
Phone:	(219) 873-2611
Fax:	(219) 874-9280
Date:	January 23, 2008

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record Earnings for 2008

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the fourth quarter and year ended December 31, 2008.  Net income for 2008 was $8.972 million or $2.75 per fully diluted share compared to $8.140 million or $2.51 per fully diluted share for 2007. This represents a 10.2% increase in annual earnings. Net income for the fourth quarter of 2008 was $2.122 million or $.64 per fully diluted share.  This compares to $2.010 million or $.62 per fully diluted share for the same quarter of the prior year and $1.373 million or $.41 per fully diluted share for the third quarter of 2008.

Craig M. Dwight, Horizon’s Chief Executive Officer stated, “We are pleased to report our ninth consecutive year of record earnings. Given the multiple challenges confronting the banking industry, including higher unemployment, increasing loan defaults, overall deterioration in the national and local economies and complexity and frequency of change in accounting rules, we are extremely proud of the effort put forth by the entire Company to exceed last year’s performance.”

Net interest income for the quarter and year ended December 31, 2008 was $9.7 million and $37.4 million, respectively. This represents an increase of $818 thousand or 9.2% for the quarter and $4.5 million or 13.8% for the year when compared to the same prior year periods. The increases are due to an improvement in the net interest margin by 35 basis points to 3.38% for the year and 36 basis points to 3.57% for the quarter. This reduced funding costs by an amount that exceeded the decline in yields on earning assets. Horizon’s cost of funds has dropped approximately 108 basis points since the fourth quarter of 2007 while the yield on earning assets declined approximately 72 basis points. Horizon reduced rates on NOW and money market accounts in line with short-term rate decreases put in place by the Federal Open Market Committee. In addition, a large amount of Certificates of Deposit (CDs) matured during the first half of 2008 and were renewed at lower rates.  Additionally, at December 31, 2008, all mortgage warehouse loans ($123 million) and certain home equity and commercial loans (totaling approximately $136 million) reached contractual rate floors. This improved the net interest margin as funding costs continued to decline.

Horizon assesses the adequacy of its Allowance for Loan and Lease Losses (ALLL) by regularly reviewing the performance of all of its loan portfolios.  As a result of its most recent review, a provision for loan losses of $2.2 million was taken for the fourth quarter of 2008.  This compares to a provision of $3.1 million for the third quarter of 2008 and $1.9 million for the fourth quarter of 2007. For the year, the provision of $7.6 million is more than double the prior year. This increase is primarily due to the deterioration of loan quality in all segments of the portfolio except the mortgage warehouse area.

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Pg. 2 Cont. Horizon Announces Record Earnings 2008

At December 31, 2008, Horizon’s non-performing loans of approximately $7.9 million or .89% of total loans represents an increase from the end of the third quarter when non-performing loans totaled $6.6 million or .77% of total loans and an increase from the prior year-end totals of $2.9 million or .33% of total loans. Horizon’s non-performing loan statistics, while having increased from the prior year, still compare favorably to National1 and State of Indiana2 bank averages for the same ratio as of September 30, 2008 of 1.99% and 1.87%, respectively. As a result of the deterioration in the loan portfolio, Horizon has adjusted the historical ratios used to determine the ALLL to reflect these recent trends. Also, loans with specific reserves increased from the prior year-end. In addition to problem loans, Horizon has $2.9 million of other real estate owned which represents an increase from September 30, 2008 and December 31, 2007 of $1.5 million and $2.6 million respectively. Management feels that the total ALLL of $11.410 million or 1.29% of total loans is adequate to absorb probable incurred losses contained in the loan portfolio.

Non-interest income increased $1.56 million or 12.7% from 2007, however, was fairly level with the prior quarter and the same quarter of the prior year.  The increase from the prior year resulted from the following: (a) NSF fees increased due to a price increase implemented during the first quarter of 2008, (b) wire transfer fees increased due to increased volume and a price change to mortgage warehouse customers, (c) fiduciary fees increased as additional income was generated by the ESOP management line of business, (d) gain on sale of loans increased and (e) proceeds from a death benefit received on a bank owned life insurance policy amounting to $538 thousand. The increase from gain on sale of loans resulted from (i) Horizon’s transfer of loans from the loan portfolio to held for sale and subsequent sale of these loans generating a gain of approximately $194 thousand and (ii) Horizon’s adoption of Securities and Exchange Commission Staff Accounting Bulletin 109 (which requires treating commitments to make and sell mortgage loans as a derivative) which created an additional $231 thousand gain. These increases were offset by a decline in the gain from brokering non-conforming mortgages.

Non-interest expense increased $1.6 million or 5.2% from 2007. The increase was driven primarily by two factors: (a) loan expense increased from the prior year due to higher collection expense and less deferred costs on new loans and (b) increased FDIC insurance costs as the one time credits granted in 2006 were fully utilized during the first quarter of 2008. Salaries and benefits decreased due to the staff reduction, which occurred during the third quarter of 2007.

Income tax expense was impacted in 2008 by $163 thousand of income tax refunds related to amended returns filed for prior years. Also, increased tax exempt income, including the life insurance death benefit, caused a decrease in the effective tax rate.

On December 31, 2008, Horizon’s total assets were $1.306 billion, compared to $1.259 billion on December 31, 2007.

Federal funds sold decreased as Horizon’s deposit totals were abnormally high at year-end 2007 due to deposits made by local municipalities near the end of the year.

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____________________________

1 National peer group: Consists of all insured commercial banks having assets between $1 Billion and $3 Billion as reported by the Uniform Bank Performance Report as of September 30, 2008
2 Indiana peer group: Consists of 22 publicly traded banks all head quartered in the State of Indiana as reported by the
Uniform Bank Performance Reports as of September 30, 2008.

Pg. 3 Cont. Horizon Announces Record Earnings 2008

Investment securities increased by approximately $77 million as investment securities were purchased during the fourth quarter to leverage the additional capital raised through the U.S. Department of Treasury’s Capital Purchase Program which is part of the Economic Emergency Stabilization Act approved by Congress during the fourth quarter of 2008. The intent is to purchase a total of approximately $125 million of investment securities, until the new capital can be leveraged with loans. Horizon believes this increase will make the additional capital revenue neutral to common shareholders.

Gross loans for 2008 decreased $7 million since December 31, 2007.  Mortgage warehouse loans increased late in the fourth quarter of 2008 due to increased refinance activity which is expected to continue through the first quarter of 2009. Real estate loans declined during the year as approximately $37 million of loans were transferred to held for sale and were subsequently sold during the first quarter to reduce Horizon’s reliance on non-core funding and improve Horizon Bank’s capital ratios. In addition, Horizon sold a high percentage of its 2008 residential mortgage loan production, which contributed to the reduction in the mortgage loan portfolio. Installment loans declined due to a lower volume of automobile loans.  Commercial loans showed modest growth as efforts were concentrated on maintaining existing relationships and closely monitoring the portfolio for any challenges to asset quality.

Total deposits have declined $52 million since December 31, 2007. The decrease came in high cost, short-term consumer certificates of deposit (CDs). The decrease in deposits was funded by an increase in borrowed funds and additional capital. Brokered CDs were approximately $50 million at both December 31, 2008 and 2007. The increase in wholesale funding is in part caused by several large regional banks pricing certificates of deposit well above wholesale funding rates. Horizon has maintained its deposit pricing discipline and has not “chased” the large bank pricing strategies.

Stockholders' equity totaled $103.4 million at December 31, 2008 compared to $70.6 million at December 31, 2007. In December of 2008 Horizon received an investment of $25 million through participation in the U.S. Department of Treasury’s (Treasury) Capital Purchase Program. Under the program, the Treasury acquired 25,000 Series A shares of Horizon’s Fixed Rate Cumulative Perpetual Preferred Stock that will pay a 5% per annum dividend for the first five years of the investment (which will total $1,250,000 a year) and 9% per annum thereafter (which will total $2,250,000 a year) unless Horizon redeems the shares. The preferred shares qualify as Tier I capital and are callable by Horizon after three years. As part of its investment, the Treasury also received a warrant to purchase 212,104 shares of common stock of Horizon, with an exercise price of $17.68 per share. The warrant is expected to give the Treasury the opportunity to benefit from an increase in the common stock price of the company. At December 31, 2008, the ratio of stockholders' equity to total assets was 7.91% compared to 5.61% at December 31, 2007.  Tangible equity to tangible assets was 7.37% at December 31, 2008 compared to 5.02% at December 31, 2007. Book value per common share at December 31, 2008 increased to $24.46 compared to $21.72 at December 31, 2007.

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Pg. 4 cont. Horizon Announces Record Earnings 2008

Other items

Horizon has received regulatory approval to open a second branch in Elkhart, Indiana. The new branch will be located on the south side of Elkhart and is expected to open in April of 2009. Horizon has acquired land in Munster, Indiana for a full service branch. This branch is expected to open mid-year.

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
James H. Foglesong
(219) 873-2608 or
Mark E. Secor
(219) 873-2611

HORIZON BANCORP
Financial Highlights
(Unaudited – dollars in thousands except share and per share data and ratios)

	Three Months Ended:			Year Ended:
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2008	2007	2008	2007

End of period balances:
Total assets	$1,306,857	$1,188,631	$1,258,874	$1,306,857	$1,258,874
Short term investments	2,679	1,186	35,563	2,679	35,563
Investment securities	303,268	230,837	234,675	303,268	234,675
Commercial loans	310,842	304,997	307,535	310,842	307,535
Mortgage warehouse loans	123,287	101,992	78,225	123,287	78,225
Real estate loans	167,766	168,058	216,019	167,766	216,019
Installment loans	280,072	282,900	287,073	280,072	287,073
Earning assets	1,206,493	1,107,428	1,180,128	1,206,493	1,107,428
Non-interest bearing deposit accounts	83,642	86,093	81,097	83,642	81,949
Interest bearing transaction accounts	428,931	334,121	360,476	428,931	468,624
Time deposits	328,596	329,208	449,091	328,596	449,091
Borrowings	324,383	328,442	258,852	324,383	258,852
Long-term borrowings	27,837	27,837	27,837	27,837	27,837
Stockholders’ equity	103,350	75,072	70,645	103,350	70,645

Average balances :
Total assets	$1,196,513	$1,179,045	$1,182,921	$1,202,727	$1,180,400
Short term investments	6,687	3,682	8,204	22,534	5,455
Investment securities	240,390	239,304	226,672	241,953	227,000
Commercial loans	309,465	301,810	304,456	305,126	291,656
Mortgage warehouse loans	74,175	85,230	53,599	77,091	70,279
Real estate loans	167,049	167,793	217,731	175,645	222,428
Installment loans	281,708	283,669	281,337	283,098	255,228
Earning assets	1,102,302	1,101,002	1,118,737	1,125,390	1,102,286
Non-interest bearing deposit accounts	79,567	80,762	77,245	77,600	78,654
Interest bearing transaction accounts	354,478	340,012	338,749	361,191	352,587
Time deposits	339,769	351,888	391,817	372,677	402,287
Borrowings	294,574	296,280	283,104	280,451	282,339
Subordinated debentures	27,837	27,837	27,837	27,837	27,837
Stockholders’ equity	79,605	76,027	70,151	76,491	66,224

Per share data:
Basic earnings per share	$0.64	$0.42	$0.63	$2.78	$2.54
Diluted earnings per share	0.64	0.41	0.62	2.74	2.51
Cash dividends declared per common share	0.17	0.17	0.15	0.66	0.56
Book value per common share	24.46	23.39	21.72	24.46	21.72
Market value - high	24.52	25.87	26.40	25.87	28.10
Market value - low	12.00	16.36	24.40	12.00	24.40
Basic average common shares outstanding	3,209,482	3,209,482	3,204,203	3,208,658	3,177,272
Diluted average common shares outstanding	3,246,664	3,255,409	3,247,331	3,246,351	3,217,050

Key ratios:
Return on average assets	0.71%	0.45%	0.68%	0.75%	0.69%
Return on average equity	10.66	7.01	11.46	11.73	12.29
Net interest margin	3.57	3.45	3.21	3.38	3.03
Loan loss reserve to loans	1.29	1.22	1.10	1.29	1.10
Non-performing loans to loans	0.89	0.77	0.33	0.89	0.33
Average equity to average assets	6.65	6.45	5.93	6.35	5.61
Bank only capital ratios:
Tier 1 capital to average assets	9.46%	7.65%	7.29%	9.46%	7.29%
Tier 1 capital to risk weighted assets	11.83	10.04	9.49	11.83	9.49
Total capital to risk weighted assets	13.04	11.22	10.56	13.04	10.56

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands)

	Dec. 31, 2008	Dec. 31, 2007
Commercial	$3,202	$2,656
Real estate	973	779
Mortgage warehousing	1,354	1,309
Installment	5,881	5,047
Unallocated	-0-	-0-
Total	$11,410	$9,791

Net Charge-offs
(Dollars in Thousands)

	Three months ended Dec. 31, 2008	Three months ended Sept. 30, 2008	Three months ended Dec. 31, 2007	Year ended Dec. 31, 2008	Year ended Dec. 31, 2007
Commercial	$(5)	$1,276	$(5)	$1,343	$(48)
Real estate	26	(50)	36	301	36
Mortgage warehousing	-0-	-0-	-0-	-0-	-0-
Installment	1,257	1,198	929	4,305	2,027
Total	$1,278	$2,424	$960	$5,949	$2,015

Horizon Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	December 31, 2008 (Unaudited)	December 31, 2007
Assets
Cash and due from banks	$36,000	$19,714
Interest-bearing demand deposits	1	1
Federal funds sold	-	35,314
Cash and cash equivalents	36,001	55,029
Interest-bearing deposits	2,679	249
Investment securities, available for sale	301,638	234,675
Investment securities, held to maturity	1,630	-
Loans held for sale	5,955	8,413
Loans, net of allowance for loan losses of $11,410 and $9,791	870,557	879,061
Premises and equipment	28,280	24,607
Federal Reserve and Federal Home Loan Bank stock	12,625	12,625
Goodwill	5,787	5,787
Other intangible assets	1,751	2,068
Interest receivable	5,708	5,897
Cash value life insurance	22,451	22,384
Deferred tax asset	2,887	2,187
Other assets	8,908	5,892
Total assets	$1,306,857	$1,258,874
Liabilities
Deposits
Noninterest bearing	$83,642	$84,097
Interest bearing	757,527	809,567
Total deposits	841,169	893,664
Borrowings	324,383	258,852
Subordinated debentures	27,837	27,837
Interest payable	1,910	2,700
Other liabilities	8,208	5,437
Total liabilities	1,203,507	1,188,229
Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred stock, no par value
Authorized, 1,000,000 shares
Issued, 25,000 and –0- shares	24,405	-
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 5,011,656 and 4,998,106 shares	1,114	1,114
Additional paid-in capital	26,551	25,638
Retained earnings	67,804	60,982
Accumulated other comprehensive income (loss)	628	63
Less treasury stock, at cost, 1,759,424 shares	(17,152)	(17,152)
Total stockholders’ equity	103,350	70,645
Total liabilities and stockholders’ equity	$1,306,857	$1,258,874

Horizon Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended December 31		Year Ended December 31
	2008 (Unaudited)	2007	2008 (Unaudited)	2007
Interest Income
Loans receivable	$14,038	$16,530	$57,801	$63,618
Investment securities
Taxable	2,177	2,372	9,111	8,389
Tax exempt	833	479	3,323	3,061
Total interest income	17,048	19,381	70,235	75,068
Interest Expense
Deposits	3,984	6,765	19,536	28,442
Borrowed funds	2,990	3,231	11,772	11,505
Subordinated debentures	385	513	1,577	2,313
Total interest expense	7,359	10,510	32,885	42,260
Net Interest Income	9,689	8,871	37,350	32,808
Provision for loan losses	2,163	1,928	7,568	3,068
Net Interest Income after Provision for Loan Losses	7,526	6,943	29,782	29,740
Other Income
Service charges on deposit accounts	910	954	3,885	3,469
Wire transfer fees	146	91	528	357
Fiduciary activities	896	956	3,713	3,556
Gain on sale of loans	857	758	2,979	2,566
Increase in cash surrender value of Bank owned life insurance	219	224	920	920
Death benefit officer life insurance	—	—	538	—
Gain (loss) on sale of securities	—	2	(15)	2
Other income	341	303	1,283	1,401
Total other income	3,369	3,288	13,831	12,271
Other Expenses
Salaries and employee benefits	4,051	4,007	16,749	17,154
Net occupancy expenses	656	641	2,600	2,418
Data processing and equipment expenses	866	603	2,611	2,516
Professional fees	330	214	1,133	1,169
Outside services and consultants	326	292	1,147	1,022
Loan expense	552	597	2,223	1,402
Other expenses	1,449	1,218	6,316	5,463
Total other expenses	8,230	7,572	32,779	31,144
Income Before Income Tax	2,665	2,659	10,834	10,867
Income tax expense	543	649	1,862	2,727
Net Income	$2,122	$2,010	$8,972	$8,140
Basic Earnings Per Share	$.64	$.63	$2.78	$2.54
Diluted Earnings Per Share	$.64	$.62	$2.75	$2.51